Exhibit 5.1

February 10, 2005

Far East Energy Corporation
400 N. Sam Houston Pkwy. E., Suite 205
Houston, TX 77060

Re: Registration Statement on Form S-2 (No. 333-117635)

Ladies and Gentlemen:

     This firm is counsel for Far East Energy Corporation, a Nevada corporation (the “Company”). As such, we are familiar with the Articles of Incorporation, as amended, and the Bylaws, as amended, of the Company. An aggregate of 2,425,000 shares of common stock to be sold by certain selling shareholders (the “Selling Shareholder Shares”), are the subject of a Registration Statement on Form S-2 (the “Registration Statement”) under the Securities Act of 1933, as amended.

     We also have examined all instruments, documents, and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such an examination, we have assumed the genuineness and authority of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

     Based on such examination, we are of the opinion that the Selling Shareholder Shares that are being registered pursuant to the Registration Statement are duly authorized and will be when sold in the manner described in the Registration Statement, validly issued, fully paid and non-assessable.

     We acknowledge that we are referred to under the heading “Legal Matters” in the Prospectus which is part of the Registration Statement and we hereby consent to the use of our name in such Registration Statement. We further consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and with the state regulatory agencies in such states as may require such filing in connection with the registration of the Common Stock for offer and sale in such states.

Respectfully Submitted,

/s/ Woltjen Law Firm
Woltjen Law Firm